UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 18, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, CA	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
On April 18, 2007, Avanir Pharmaceuticals (the “Company”) announced top-line results from the Company’s Phase III clinical trial evaluating the investigational drug Zenvia(TM) (dextromethorphan hydrobromide/quinidine sulfate (“DMQ”)), an NMDA antagonist and sigma-1 agonist, in diabetic neuropathic pain. Below is a summary of the clinical trial results announced by the Company.
The primary endpoint of the trial was based on the daily diary entries for the Pain Rating Scale as defined in the Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA). In the trial, two doses of Zenvia, 45/30 mg DMQ dosed twice daily (“DMQ 45”) and 30/30 mg DMQ dosed twice daily (“DMQ 30”), were compared to placebo based on daily patient diary entries for the Pain Rating Scale. Both Zenvia treatment groups had lower pain ratings than placebo patients (p less than 0.0001 in both cases). In the DMQ 45 patient group, average reductions were significantly greater than placebo patients at Days 30, 60, and 90 (p less than 0.0001 at each time point). In the DMQ 30 patient group, average reductions were also significantly greater than placebo patients at Days 30 and 60 (p less than 0.0001) and Day 90 (p=0.007).
Zenvia also demonstrated statistically significant improvements in a number of key secondary endpoints including the Pain Relief Ratings Scale and the Pain Intensity Ratings Scale. The secondary endpoints compared the baseline value to the average rating values at each study visit after randomization. The average pain relief reductions as measured on the Pain Relief Rating Scale were greater for the DMQ 45 patient group (p=0.0002) and for the DMQ 30 patient group (p=0.0083), compared with placebo. In addition, the DMQ 45, but not the DMQ 30, patient group demonstrated statistically significant improvements in the Pain Intensity Rating Scale compared with placebo (p=0.029). Although not powered to detect differences in the secondary endpoint of Peripheral Neuropathy Quality of Life Scale Composite score, the DMQ 45 patients showed a greater improvement than placebo patients (p=0.05) and the DMQ 30 patients showed a greater improvement than placebo patients (p=0.08).
Overall, the safety data from this study are consistent with data from previous studies. The most commonly reported adverse events were dizziness, nausea, diarrhea, fatigue and somnolence and were generally mild to moderate in nature. A higher number of patients in the DMQ 45 and DMQ 30 treatment groups (25.2% and 21.0%, respectively) discontinued due to an adverse event than compared to placebo (11.4%). There were no significant differences in serious adverse events with 7.6%, 4.8% and 4.1% reported in the DMQ 45, DMQ 30 and placebo groups, respectively. In addition, no deaths occurred throughout the study. Further safety and efficacy analyses are on-going and are expected to be presented at an upcoming public medical forum.
About the Study
In 2005, the Company initiated a randomized double-blind, placebo-controlled, phase III clinical trial testing two doses of Zenvia in patients with painful diabetic neuropathy to assess efficacy, and overall safety and tolerability. The study was conducted at 40 sites in the US and Israel and was fully enrolled with 379 patients randomized across the three treatment arms (45 mg dextromethorphan / 30 mg quinidine BID dose, 30 mg dextromethorphan / 30 mg quinidine BID dose and placebo). The protocol for the study was reviewed and approved by the U.S. Food and Drug Administration (FDA) through a special protocol assessment (SPA). The Company expects this to be the first of two pivotal studies required for the approval of Zenvia in the treatment of diabetic neuropathic pain.
About Zenvia
Zenvia is a combination of two well-characterized compounds, the active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. The first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of Involuntary Emotional Expression Disorder (IEED) and diabetic neuropathic pain.
In October 2006, the Company received an approvable letter for the treatment of Zenvia in IEED. To address safety concerns raised in the FDA’s approvable letter for Zenvia for the treatment of IEED, the company intends to initiate a confirmatory phase III study with a new lower quinidine dose formulation of Zenvia. The Company is considering whether it would be necessary or advisable to study a similar lower dose of quinidine in the second phase III trial being planned for diabetic neuropathic pain.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 18, 2007	Avanir Pharmaceuticals
	By:	/s/ Keith Katkin
Keith Katkin
President and Chief Executive Officer